Form 10KSB, Exhibit 13
period 2000-12-31
BANK BUILDING CORP
filed 2006-05-05
CIK 907250

EXHIBIT 13

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Bank Building Corporation

We have audited the accompanying consolidated balance sheets of Bank Building Corporation and Subsidiary as of December 31, 2000, and the related consolidated statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank Building Corporation and Subsidiary of December 31, 2000, and the results of its operations and their cash flows for the year then ended in conformity with U. S. generally accepted accounting principles.

The financial statements for the years ended December 31, 1999 and 1998, were audited by Manning, Perkinson, Floyd & Company, P. C., which merged with Goodman & Company, L.L.P. effective January 1, 2001, and whose report dated April 14, 2000 expressed an unqualified opinion on those financial statements.

/s/ Goodman & Company, L.L.P.

Danville, Virginia

March 5, 2001

Bank Building Corporation

Consolidated Balance Sheets

December 31, 2000 and 1999

	2000	1999
ASSETS
Current Assets
Cash	$68,123	$24,484
Prepaid expenses	—	7,466
Deposit on Property	50,000	—

Total current assets	118,123	31,950

Property (note 2)
Land	7,978,357	5,073,689
Building	19,640,861	15,309,110

	27,619,218	20,382,799
Less accumulated depreciation	(1,182,078)	(768,212)

	26,437,140	19,614,587

Other assets
Unamortized loan fees	168,715	108,315
Other	—	4,221

	168,715	112,536

	$26,723,978	$19,759,073

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)
Current liabilities
Accounts payable	$4,275	$—
Loan origination fees payable	66,929	—
Accrued interest	141,060	106,465
Current portion of long-term debt	542,201	464,458
Note Payable (note 4)	1,717,296	1,088,500

Total current liabilities	2,471,761	1,659,423

Long-term debt (notes 4 and 6)	24,274,707	18,087,375

Total Liabilities	26,746,468	19,746,798

Shareholders equity (deficit)
Common stock, no par value, 400,000 shares authorized 398,244 issued and outstanding
Retained earnings (deficit)	(22,490)	12,275

Total shareholders equity (deficit)	(22,490)	12,275

	$26,723,978	$19,759,073

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Operations and Retained Earnings

Years ended December 31, 2000, 1999 and 1998

	2000	1999	1998
Operating Revenues
Lease income	$2,102,807	$1,843,248	$1,072,515
Other income	51,420	30,594	31,039

	2,154,227	1,873,842	1,103,554

Operating Expenses
Selling, general and administrative expenses
Interest	1,626,138	1,356,278	803,378
Depreciation	413,866	362,570	207,710
Amortization	13,813	12,475	10,693
Taxes and insurance	48,803	43,624	25,159
Repairs	49,279	27,180	3,313
Professional fees	7,440	10,117	14,520
Other	29,653	34,258	15,385

	2,188,992	1,846,502	1,080,158

Income (loss) before income taxes	(34,765)	27,340	23,396

Income taxes	—	—	—

Net income (loss)	(34,765)	27,340	23,396

Retained earnings (deficit), beginning of year	12,275	(15,065)	(38,461)

Retained earnings (deficit), end of year	$(22,490)	$12,275	$(15,065)

Earnings (loss) per share	$(0.09)	$0.07	$0.06

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

Years Ended December 31,

	2000	1999	1998
Cash flows from operating activities:

Net Income (loss)	$(34,765)	$27,340	$23,396

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	413,866	362,570	207,710
Amortization	13,813	12,475	10,693
Changes in
Prepaid expenses	7,466	1,000	(2,881)
Receivables	—	7,135	(7,135)
Accounts Payable	4,275	(2,763)	2,763
Accrued Interest	34,595	(11,235)	73,064

Net cash provided by operating activities	439,250	396,522	307,610

Cash flows from investing activities
Additions to loan fees	(66,929)	(28,660)	(66,789)
Purchase of property	(7,172,553)	(2,836,323)	(6,744,224)

Net cash used by investing activities	(7,239,482)	(2,864,983)	(6,811,013)

Cash flows from financing activities:
Proceeds from long-term debt	6,692,900	2,866,000	6,678,900
Repayment of long-term debt	(427,825)	(367,848)	(206,804)
Proceeds from note payable	628,796	—	1,188,500
Repayment of note payable		(25,000)	(975,000)
Proceeds from deposit on property	(50,000)	—	(175,000)

Net cash provided (used by) financing activities	6,843,871	2,473,152	6,510,596

Increase (decrease) in cash	43,639	4,691	7,193

Cash - beginning of year	24,484	19,793	12,603

Cash - end of year	$68,123	$24,484	$19,796

SUPPLEMENTAL INFORMATION
Interest paid	$1,591,543	$1,367,513	$730,317

Income taxes paid	—	—	—

Property and equipment purchased through assumption of debt	$—	$—	$4,317,918

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2000, 1999, and 1998

Note 1 - ORGANIZATION AND NATURE OF BUSINESS

Bank Building Corporation (the “Corporation”) conducts its business from its office located in Bassett, Virginia. The primary purpose of Bank Building Corporation (the Corporation) is to acquire and develop property for lease as bank offices to the Participating Banks. As of March 31, 2001, the Participating Banks consisted of Blue Ridge Bank, National Association, Floyd, Virginia; Central National Bank, Lynchburg, Virginia; Community National Bank, South Boston, Virginia; First National Bank, Rocky Mount, Virginia; First National Exchange Bank, Roanoke, Virginia; Mountain National Bank, Galax, Virginia; Patrick Henry National Bank, Bassett, Virginia; Patriot Bank, National Association, Fredericksburg, Virginia; Peoples National Bank, Danville, Virginia; and Shenandoah National Bank, Staunton, Virginia. The Corporation also acquires funds for site acquisition and development from banks that are not Participating Banks.

The Corporation and its subsidiary also own and lease two shopping centers and a restaurant.

The Corporation does not have any paid employees or directors. All of its accounting, other professional services, record keeping and other operational needs will be met by other organizations on a fee-for-service basis. It is contemplated that such fees will be based on time expended plus reimbursable expenses. It is anticipated that such costs and expenses will be covered by the lease payments from the lease of the bank branches. At the present time, Management intends that Bank Services of Virginia, Inc. provides these services. Bank Services also currently provides various bookkeeping and related services for the Participating Banks.

In 1998, the Corporation formed a wholly owned subsidiary. Blackstone Properties, LLC (Blackstone). All intercompany transactions between the Corporation and Blackstone have been eliminated in these consolidated financial statements.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Leases

The Corporation leases its properties under operating leases. Other income represents fees charged to tenants for maintenance, insurance, and taxes.

Organization Costs

Organization costs are being amortized on the straight-line method over 60 months.

Unamortized Loan Fees

Unamortized loan fees represent loan origination fees being ratably amortized over the life of the loan. Accumulated amortization of loan fees amounted to $13,286 and $6,415 at December 31, 2000 and 1999, respectively.

Property

Property is stated at cost and is depreciated over the estimated useful lives of the assets.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Such estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The only significant timing differences consists of loan origination fees, which are expensed, for income tax purposes, when incurred.

Earnings Per Share

Earnings per share are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share”. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share and required dual presentation. The Corporation had no common stock equivalents as of December 31, 2000, 1999, and 1998; therefore, diluted earnings per share equals basic earnings per share.

Recent Accounting Pronouncements

There were no new accounting pronouncements for 2000 that would affect the Corporation.

Acquisition and Classification of Real Estate Assets

Substantially all of the Corporation’s properties are acquired from the Participating Banks at carrying value. Each acquisition from the Participating Banks is evaluated under SFAS No. 98, “Accounting for Leases; Sale-Leaseback Transactions Involving Real Estate; Sales-Type Leases of Real Estate; Definition of the Lease Term; Initial Direct Costs of Direct Financing Lease,” to determine whether the transfer qualifies as an accounting sale from and leaseback to the Participating Bank. Once Management determines that sale leaseback accounting is appropriate, directly owned and leased assets are classified as real estate held and leased under the operating method, or as net investment in at the inception of a lease, for financial reporting purposes. This classification is based on several criteria, including, but not limited to, estimates of the remaining economic life of the leased assets and the calculation of the present value of future minimum rents. The classification criteria are intended to indicate whether the risks and rewards of ownership are retained by the lessor or substantially transferred to the lessee.

Dispositions and Impairment of Real Estate

Gains and losses on disposition of real estate are recognized upon sale of the underlying project in accordance with Statement of Financial Accounting Standards No. 66, “Accounting for Sales of Real Estate.” The Corporation evaluates each real estate sale transaction to determine if it qualifies for gain recognition under the full accrual method. If the transaction does not meet the criteria for the full accrual method of profit recognition based on the Corporation’s assessment, the Corporation accounts for a sale based on an appropriate deferral method determined by the nature and extent of the buyer’s investment and the Corporation’s continuing involvement.

NOTE 3 – LEASES

The primary purpose of Bank Building Corporation is to acquire and develop property for lease as bank offices to a number of participating banks. The selection of sites and construction of the offices is performed by the participating banks that will lease the site to insure the needs of the bank are met. There are, however, no commitments on the part of any of the participating banks to present prospective office properties to Bank Building Corporation nor are there any commitments on the part of Bank Building Corporation to accept any prospective office properties offered by any of the participating banks. The acquisition and development of property is financed through loans from various sources.

At December 31, 2000, the Corporation owned 31 offices, that are leased to various banks under triple net operating leases. The leasing bank is responsible for all property taxes, insurance and maintenance costs on each leased office. The Corporation incurs both interest and depreciation expenses related to each office as well as other, minimal operating costs. In addition, the Corporation and its subsidiary own three non-bank commercial properties.

The Corporation leases substantially all of its property under long term operating leases. Future minimum payments, due under existing leases at December 31, 2000 were as follows:

2001	$2,806,000
2002	2,806,000
2003	2,806,000
2004	2,806,000
2005	2,806,000
Thereafter	15,227,870

$29,257,870

NOTE 4 - INVESTMENT IN WATERLICK, L.L.C.

The Corporation is a 50% limited partner in Waterlick, L. L. C. Waterlick owns and leases certain commercial properties in Lynchburg, Virginia. This investment is accounted for by the equity method. As no funds were invested in Waterlick, its losses are not reflected in the financial statements.

NOTE 5 - DEBT

Long-term debt consists of the following at December 31:

	2000	1999
Mortgage loan secured by real estate (Shopping Center) and related leases. Monthly payments are $20,411, including principal, interest at 8.25% with the final payment due in 2018.	$1,695,363	$1,784,308

Mortgage loan secured by real estate (Shopping Center) and related leases. Monthly payments are $20,394, including principal, interest at 8.50% with the final payment due in 2011.	2,220,578	2,274,060

Mortgage loan secured by real estate and lease for a Golden Corral Restaurant. Monthly payments are $16,299, including principal, interest at 6.0% with the final payment due in 2013.	1,784,735	1,870,458

Mortgage loans secured by real estate (branch bank facilities) and related leases. Monthly payments at December 31, 2000 are $159,72,0 including principal and interest with the final payments due from 2009 to 2017. Interest rates range from 7.75% to 8.75% at December 31, 2000 and are subject to adjustments at various times.	19,116,232	12,623,007

	24,816,908	18,551,833

Less current portion	(542,201)	(464,458)

	$24,274,707	$18,087,375

Maturities of long-term debt at December 31, 2000 are as follows:

2001	$542,201
2002	637,889
2003	692,002
2004	751,586
2005	812,911
Thereafter	21,380,319

$24,816,908

At December 31, 2000, the Corporation had unsecured demand notes payable of $1,717,296 (9% interest) and $1,088,500 (9% interest) respectively, with three of the banks referred to in Note 7.

NOTE 6 - INCOME TAXES

The income tax benefit (expense) consists of the following:

	2000	1999	1998
Currently payable	$(6,592)	$(5,495)	$(4,626)
Deferred	6,592	5,495	4,626

	$—	$—	$—

At December 31, 2000, the Corporation had net operating loss (NOL) carryforwards of approximately $168,000 expiring from 2016 through 2020. A deferred tax asset has not been recorded since it is not known whether the NOL’s will be utilized in the foreseeable future.

Income tax benefit (expense) differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:

	2000	1999	1998
Tax benefit (expense) computed by applying federal rate to income before income taxes	$(11,820)	$(9,295)	$(7,955)
State income taxes	(1,377)	(1,082)	(926)
Effect of surtax exemption	6,605	4,882	4,255
Deferred taxes	6,592	5,495	4,626

	$—	$—	$—

NOTE 7 - RELATED PARTY TRANSACTIONS

The Chairman of the Board and President of the Corporation serves in a similar capacity for ten commercial banks throughout Virginia: Blue Ridge Bank, N.A., Floyd, Virginia; Central National Bank, Lynchburg, Virginia; Community National Bank, South Boston, Virginia; First National Bank, Rocky Mount, Virginia; First National Exchange Bank, Roanoke, Virginia; Mountain National Bank, Galax, Virginia; Patrick Henry National Bank, Bassett, Virginia; Patriot Bank, N.A., Fredericksburg, Virginia; Peoples National Bank, Danville, Virginia; and Shenandoah National Bank, Staunton, Virginia.

The Corporation had outstanding mortgage loans with certain of these banks at December 31, 2000 totaling $23,121,545 and $16,767,525 at December 31, 1999. Bank Building Corporation is directly obligated on these loans; however, mortgage loans are not obtained from the same affiliated bank lessee. The Corporation also leases branch-banking locations to certain of these banks. Lease income received from these banks was $1,281,466 in 2000, $1,154,412 in 1999, and $577,558 in 1998.

At December 31, the Corporation had loan origination fees payable to these banks and accrued interest of $207,989 at December 31, 2000 and $106,465 at December 31, 1999. Total interest expense paid to these banks was $1,357,776 for 2000, $1,256,340 for 1999 and $652,572 for 1998.

NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Values of Financial Instruments” requires the Corporation to disclose the estimated fair values of its financial assets and liabilities. The estimated fair values were determined using the following assumptions:

Cash: The carrying value of cash approximates fair value.

Notes Payable and Long-term Debt: The fair value of long-term debt and notes payable is estimated by discounting the anticipated cash flows using estimated market rates for similar loans available in the Company’s market area.

	2000		1999
	Book Value	Fair Value	Book Value	Fair Value
Financial Assets
Cash	$68,123	$68,123	$24,484	$24,484

Financial Liabilities
Note Payable	1,717,296	1,717,296	1,088,500	1,088,500
Long-term debt	24,816,908	24,207,508	18,551,833	17,929,125

	$26,534,204	$25,924,804	$19,640,333	$19,017,625

NOTE 9 - COMMITMENTS AND SUBSEQUENT EVENT

The Corporation currently has ongoing discussions in process regarding future bank locations to be acquired and leased to commercial banks in Virginia and North Carolina. At December 31, 2000, the Corporation had commitments to the ten banks referred to in Note 7 for the purchase of four offices totaling approximately $2,250,000. Also in January, 2001, Blackstone acquired an office park in Roanoke, Virginia for approximately $2,200,000. At December 31, 2000, there was a $50,000 deposit on this acquisition.