Form 10KSB, Exhibit 13
period 2002-12-31
BANK BUILDING CORP
filed 2006-05-10
CIK 907250

Exhibit 13

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Bank Building Corporation

We have audited the accompanying consolidated balance sheets of Bank Building Corporation and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank Building Corporation and Subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Goodman & Company, L. L. P.

Goodman & Company, L. L. P.

Danville, Virginia

April 11, 2003

Bank Building Corporation

Consolidated Balance Sheets

December 31, 2002 and 2001

	2002	2001
ASSETS:
Current assets
Cash	$82,790	$97,560

Property - net	34,381,002	35,090,085

Other assets	243,816	284,338

	$34,707,608	$35,471,983

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,584	$4,282
Accrued interest	216,670	228,984
Income taxes payable	141,939	—
Current portion of long-term debt	868,125	804,047
Notes Payable	—	325,000

Total current liabilities	1,242,318	1,362,313

Long-term liabilities
Long-term debt-net of current portion	33,011,514	33,888,836
Deferred income taxes	90,560	91,600

Total long-term liabilities	33,102,074	33,980,436

Total liabilities	34,344,392	35,342,749

Stockholders’ equity
Common Stock, no par value, 400,000 shares authorized; 398,244 shares issued and outstanding	—	—
Retained earnings	363,216	129,234

Total stockholders’ equity	363,216	129,234

	$34,707,608	$35,471,983

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Operations

	2002	2001	2000
Years Ended December 31,
OPERATING REVENUES:
Lease income	$3,946,580	$3,427,608	$2,102,807
Gain on sale of property	131,317	154,852	—
Other income	49,183	73,599	51,420

Total income	4,127,080	3,656,059	2,154,227

OPERATING EXPENSES:
Interest	2,714,012	2,496,172	1,626,138
Depreciation	674,584	551,346	413,866
Amortization	17,134	14,116	13,813
Taxes and insurance	65,402	91,165	48,803
Repairs	153,641	142,372	49,279
Professional fees	14,297	7,419	7,440
Other	112,539	110,145	29,653

Total operating expense	3,751,609	3,412,735	2,188,992

Income (loss) before income taxes	375,471	243,324	(34,765)
Income taxes	141,489	91,600	—

Net income (loss)	$233,982	$151,724	$(34,765)

Basic and diluted earnings (loss) per share	$0.59	$0.38	$(0.09)

Weighted average shares outstanding	398,244	398,244	398,244

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

	2002	2001	2000
Years ended December 31,
Cash flows from operating activities
Net income (loss)	$233,982	$151,724	$(34,765)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	674,584	551,346	413,866
Amortization	17,134	14,116	13,813
Gain on sale of property	(131,317)	(154,852)	—
Deferred income taxes	(1,040)	91,600	—
Changes in:
Prepaid expenses	—	—	7,466
Other assets	23,388	(79,739)	(116,929)
Accounts payable	11,302	7	4,275
Income taxes payable	141,939	—	—
Loan origination fees payable	—	(66,929)	—
Accrued interest	(12,314)	87,924	34,595

Net cash from operating activities	957,658	595,197	322,321

Cash flows from investing activities
Purchase of property	(42,084)	(9,398,123)	(7,172,553)
Proceeds from sale of property	207,900	348,684	—

Net cash from investing activities	165,816	(9,049,439)	(7,172,553)

Cash flows from financing activities
Proceeds from long-term debt	—	10,424,000	6,692,900
Repayment of long-term debt	(813,244)	(548,025)	(427,825)
Proceeds from notes payable	—	—	628,796
Repayment of notes payable	(325,000)	(1,392,296)	—

Net cash from financing activities	(1,138,244)	8,483,679	6,843,871

Net change in cash	(14,770)	29,437	43,639
Cash at beginning of year	97,560	68,123	24,484

Cash at end of year	$82,790	$97,560	$68,123

Supplemental disclosures of cash flow information

Cash paid for interest	$2,726,326	$2,408,248	$1,591,543
Cash paid for income taxes	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Equity (Deficit)

Years Ended December 31, 2002, 2001 and 2000

	Capital	Paid-in Capital	Retained Earnings (Deficit)	Total
Balance (deficit) - December 31, 1999	$—	$—	$12,275	$12,275
Net Loss	—	—	(34,765)	(34,765)

Balance - December 31, 2000	—	—	(22,490)	(22,490)
Net Income			151,724	151,724

Balance - December 31, 2001	—	—	129,234	129,234
Net Income	—	—	233,982	233,982

Balance - December 31, 2002	$—	$—	$363,216	$363,216

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2002, 2001, and 2000

Note 1 - ORGANIZATION AND NATURE OF BUSINESS

Bank Building Corporation (the “Corporation”) conducts its business from its office located in Bassett, Virginia. The primary purpose of Bank Building Corporation (the Corporation) is to acquire and develop property for lease as bank offices to the Participating Banks. As of March 27, 2003, the Participating Banks consisted of Blue Ridge Bank, National Association, Floyd, Virginia; Central National Bank, Lynchburg, Virginia; Community National Bank, South Boston, Virginia; First National Bank, Rocky Mount, Virginia; First National Exchange Bank, Roanoke, Virginia; Mountain National Bank, Galax, Virginia; Patrick Henry National Bank, Bassett, Virginia; Patriot Bank, National Association, Fredericksburg, Virginia; Peoples National Bank, Danville, Virginia; and Shenandoah National Bank, Staunton, Virginia. The Corporation also acquires funds for site acquisition and development from banks that are not Participating Banks. The Corporation and its subsidiary also own and lease two shopping centers, a restaurant and an office park.

The Corporation does not have any paid employees or directors. All of its accounting, other professional services, record keeping and other operational needs will be met by other organizations on a fee-for-service basis. It is contemplated that such fees will be based on time expended plus reimbursable expenses. It is anticipated that such costs and expenses will be covered by the lease payments from the lease of the bank branches. At the present time, Bank Services of Virginia, Inc. provides these services. Bank Services also currently provides various bookkeeping and related services for the Participating Banks.

In 1998, the Corporation formed a wholly owned subsidiary, Blackstone Properties, LLC (Blackstone). All intercompany transactions between the Corporation and Blackstone have been eliminated in these consolidated financial statements.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Leases and Other Income

The Corporation leases its properties under non-cancellable operating leases. Lease income is recognized ratably over the lease term. Other income represents fees charged to tenants for maintenance, insurance, and taxes as incurred.

Accounts Receivable and Bad Debts

Receivables are charged to bad debt expense when they are determined to be uncollectible, based upon a periodic review of the accounts by management.

Other Assets

Other assets represent loan origination fees being ratably amortized over the life of the loan. Accumulated amortization of loan fees amounted to $49,339 and $30,881 at December 31, 2002 and 2001, respectively.

Property

Property is stated at cost and is depreciated using the straight-line method over the estimated useful lives (40 years) of the assets.

FASB Statement No. 144 “Accounting for Impairment of Disposal of Long-Lived Assets, “ requires that long-lived assets held and used by an entity be reviewed for impairment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement also specifies criteria for reclassification and measurement of long-lived assets held for sale.

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

Income Taxes

Deferred taxes are provided on the asset and liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax return basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The only significant timing differences consists of loan origination fees, that are expensed, for income tax purposes, when incurred, but amortized over the life of the rebated loan for financial reporting purposes.

Earnings Per Share

Basic earnings per share (EPS) exclude dilution and are computed by dividing income available to common shareholders by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were issued, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Corporation had no common stock equivalents during the periods ended December 31, 2002, 2001, and 2000; therefore, diluted earnings per share equals basic earnings per share.

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

FASB Statement No. 144 “Accounting for Impairment of Disposal of Long-Lived Assets, “ requires that long-lived assets held and used by an entity be reviewed for impairment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement also specifies criteria for reclassification and measurement for long-lived assets held for sale.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2002	2001
Land	$10,368,837	$10,403,336
Building	26,414,832	26,414,832

	36,783,669	36,818,168
Less – accumulated depreciation	(2,402,667)	(1,728,083)

	$34,381,002	$35,090,085

NOTE 4 - LEASES

The primary purpose of Bank Building Corporation is to acquire and develop property for lease as bank offices to a number of Participating Banks. The selection of sites and construction of the offices is performed by the Participating Banks that will lease the site to insure the needs of the bank are met. There are, however, no commitments on the part of any of the Participating Banks to present prospective office properties to Bank Building Corporation, nor are there any commitments on the part of Bank Building Corporation to accept any prospective office properties offered by any of the Participating Banks. The acquisition and development of property is financed through loans from various sources.

At December 31, 2002, the Corporation owned 46 offices, that are leased to various banks (as disclosed in Note 8) under triple net operating leases. The leasing bank is responsible for all property taxes, insurance and maintenance costs on each leased office. The Corporation incurs interest and depreciation expenses related to each office as well as other, minimal operating costs. In addition, the Corporation and its subsidiary own four non-bank commercial properties.

The Corporation leases substantially all of its property under long-term non-cancellable operating leases. Future minimum payments, due under existing leases at December 31, 2002 were as follows:

2003	$3,698,296
2004	3,506,241
2005	3,385,309
2006	3,292,888
2007	3,292,888
Thereafter	$23,755,147

$40,930,769

A number of tenants leasing the Corporation’s non-bank commercial properties have leases that expire over the next five years. Most of these have renewal options that may be exercised. If this occurs, the lease payments over the next five years will be higher than the amounts listed above.

NOTE 5 - INVESTMENT IN WATERLICK, L.L.C.

The Corporation is a 50% limited partner in Waterlick, L. L. C. Waterlick owns and leases certain commercial properties in Lynchburg, Virginia. This investment is accounted for by the equity method. As no funds were invested in or advanced to Waterlick, its losses are not reflected in the Corporation’s financial statements.

Condensed (unaudited) financial data for Waterlick is as follows:

Balance Sheets

	December 31
	2002	2001
Current assets	$11,556	$7,934
Property and equipment – net	210,706	213,787

	222,262	$221,721

Liabilities	287,100	280,300
Owners’ equity (deficit)	(64,838)	(58,579)

	$222,262	$221,721

Statements of Operations

	Year Ended December 31
	2002	2001	2000
Revenues	$29,800	$26,750	$24,800
Expenses	(36,059)	(35,062)	(32,925)

Net Loss	$(6,259)	$(8,312)	$(8,125)

NOTE 6 - DEBT

Long-term debt consists of the following at December 31:

	2002	2001
Mortgage loan secured by real estate (shopping center) and related leases. Monthly payments are $19,403, including principal and interest at 8.25%, with the final payment due in 2012	$1,493,957	$1,598,798

Mortgage loan secured by real estate (shopping center) and related leases. Monthly payments are $8,418, including principal and interest at 7.00%, with the final payment in 2011.	664,082	716,598

Mortgage loan secured by real estate (shopping center) and related leases. Monthly payments are $20,394, including principal and interest at 8.50%, with the final payment due in 2018.	2,099,012	2,162,368

Mortgage loan secured by real estate and lease for a Golden Corral restaurant. Monthly payments are $16,302, including principal and interest at 6.0%, with the final payment due in 2004.	1,597,103	1,693,726

Mortgage loan secured by real estate (office park) and related leases. Monthly payments are $17,444, including principal and interest at 7.00%, with the final payment due in 2006.	2,187,184	2,241,336

Balance Forward	$8,041,338	$8,412,826

Mortgage loans secured by real estate (branch bank facilities) and related leases. Monthly payments at December 31, 2002 are $212,379, including aggregate principal and interest, with the final payments due from 2009 to 2017. Interest rates range from 5.50% to 8.75% at December 31, 2002, and are subject to adjustments at various times.	25,838,301	26,280,057

	33,879,639	34,692,883
Less current portion	(868,125)	(804,047)

	$33,011,514	$33,888,836

Maturities of long-term debt at December 31, 2002 are as follows:

2003	$868,125
2004	2,322,982
2005	896,583
2006	2,896,388
2007	1,103,035
Thereafter	25,792,526

$33,879,639

At December 31, 2001, the Corporation had unsecured demand notes payable of $325,000 (9% interest) with certain of the banks discussed in note 8. These notes were paid in full during 2002.

NOTE 7 - INCOME TAXES

The income tax benefit (expense) consists of the following:

	2002	2001	2000
Current	$142,529	$—	$(6,592)
Deferred	(1,040)	91,600	6,592

	$141,489	$91,600	$—

Income tax expense (benefit) differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:

	2002	2001	2000
Tax expense (benefit) computed by applying federal statutory rates to income before income taxes	$127,660	$82,730	$(11,820)
State income taxes	13,829	8,870	(1,377)
Effect of surtax exemptions	—	—	6,605
Valuation allowance	—	—	6,592

	$141,489	$91,600	$—

NOTE 8 - RELATED PARTY TRANSACTIONS

The Chairman of the Board and President of the Corporation serves in a similar capacity for ten commercial banks throughout Virginia: Blue Ridge Bank, N.A., Central National Bank, Community National Bank, First National Bank, First National Exchange Bank, Mountain National Bank, Patrick Henry National Bank, Patriot Bank, N.A., Peoples National Bank, and Shenandoah National Bank.

The Corporation had outstanding mortgage loans with certain of these banks at December 31, 2002 totaling $32,385,682 and $33,094,085 at December 31, 2001. Bank Building Corporation is directly obligated on these loans; however, mortgage loans are not obtained from the same affiliated bank leasing the property servicing the loan. The Corporation also leases branch-banking locations to certain of these banks. Lease income received from these banks was $2,601,275 in 2002, $2,222,122 in 2001, and $1,281,466 in 2000.

At December 31, 2002, the Corporation accrued interest of $206,399 and $217,935 at December 31, 2001. Total interest expense paid to these banks was $2,578,436 for 2002, $2,384,257 for 2001 and $1,507,463 for 2000.

NOTE 9 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Values of Financial Instruments” requires the Corporation to disclose the estimated fair values of its financial assets and liabilities. The estimated fair values were determined using the following assumptions:

Cash:    The carrying value of cash approximates fair value.

Notes Payable and Long-term Debt:    The fair value of long-term debt and notes payable is estimated by discounting the anticipated cash flows using estimated market rates for similar loans available in the Corporation’s market area.

	2002		2001
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets
Cash	$82,790	$82,790	$97,560	$97,560

Financial liabilities
Notes payable	—	—	325,000	325,000
Long-term debt	33,879,639	32,892,854	34,692,883	33,652,097

	$33,879,639	$32,892,854	$35,017,883	$33,977,097

NOTE 10 - COMMITMENTS AND SUBSEQUENT EVENT

On July 30, 2002, Congress passed the Sarbanes-Oxley Act. This law will potentially affect the Corporation through enhanced corporate governance and Board oversight, as well as increased timeliness of required SEC filings.

The 2001 annual reports on Form 10-KSB and the quarterly report on Form 10-QSB for March 31, 2002 were not filed timely. The quarterly reports on Form 10-QSB for June 30, 2002 and September 30, 2002 had not been filed as of the date of the report of the independent auditors, but management is in the process of preparing these filings. Management is unable to determine the extent of contingent monetary effects, if any, of late filing (including fines, penalties and damages) on the financial statements of the Corporation.

NOTE 11 - RECENT ACCOUNTING PRONOUNCEMENTS

The following paragraphs outline several accounting pronouncements that became effective in 2002 or will become effective in 2003.

SFAS No. 145

In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard SFAS No. 145, “Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The rescission of SFAS No. 4, “Reporting Gains and Losses from Extinguishments,” and SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking Fund Requirements,” which amended SFAS No. 4 will affect income statement classification of gains and losses from extinguishments of debt. SFAS No. 4 requires that gains and losses from extinguishments of debt be classified as an extraordinary item, if material. Under SFAS No. 145, extinguishments of debt is now considered a risk management strategy by the reporting enterprise and the FASB does not believe it should be considered extraordinary under the criteria in APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraodinary, Unusual and Infrequently Occurring Events and Transactions,” unless the debt extinguishments meets the unusual in nature and infrequency of occurrence criteria in APB Opinion No. 30. SFAS No. 145 will be effective for fiscal years beginning after May 15, 2002.

SFAS No. 146

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullified Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit and Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged.

FIN No. 46

In January 2003, the FASB issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities” and in December 2003, a revised interpretation was issued (FIN No. 46( R)). In general, a variable interest entity (“VIE”) is a corporation, partnership, trust, or any other legal structure used for business purposes that either does not have equity investors with voting rights nor has equity investors providing sufficient financial resources for the entity to support its activities. FIN No. 46 requires a VIE to be consolidated by a company if that company is designated as the primary beneficiary. Generally, the interpretation applies to VIEs created after January 31, 2003, and for all financial statements issued after December 15, 2003, for VIEs in which an enterprise held a variable interest that it acquired before February 1, 2003. The adoption of this standard did not have a material effect on the financial statements.

FASB 150

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” Statement No. 150 clarifies the definition of a liability as currently defined in FASB Concepts Statement No. 6, “Elements of Financial Statements,” as well as other planned revisions. This statement requires a financial instrument that embodies an obligation of an issuer to be classified as a liability. In addition, the instruments and disclosure requirements. Generally Statement No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and for all other matters, for the first interim period beginning after June 15, 2003. The adoption of this standard did not have a material effect on the financial statements.

FASB 149

In April 2003, the FASB issued Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” Statement No. 149 amends Statement No. 133 for decisions made as part of the FASB’s Derivatives Implementation Group process, other FASB projects dealing with financial instruments, and in connection with implementation issues raised in relation to the application of the definition of a derivative. This statement clarifies that mortgage loan commitments relating to the origination of mortgage loans held for sale should be accounted for as derivative instruments by the issuer of the loan commitment. This statement is generally effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this standard did not have a material effect on the financial statements.

FASB 144-1

FASB issued FASB Staff Position (FSP) 144-1, “Determination of Cost Basis for Foreclosed Assets under FASB Statement No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” and the Measurement of Cumulative Losses Previously Recognized under Paragraph 37 of FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets. “Uner FSP 144-1, the lender is required to measure the foreclosure on a long-lived asset (e.g. real estate) at fair value less cost to sell on the foreclosure date, which establishes a new cost basis such that any loan valuation allowance is not retained. Thereafter, the lender would follow the impairment guidance in Statement No. 144, and could not reflect any recovery in value of the property beyond the cost basis established upon foreclosure of the loan. The adoption of this standard did not have a material effect on the financial statements.