Form 10KSB, Exhibit 13
period 2003-12-31
BANK BUILDING CORP
filed 2006-05-11
CIK 907250

Exhibit 13

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Bank Building Corporation

We have audited the accompanying consolidated balance sheets of Bank Building Corporation and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank Building Corporation and Subsidiary as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Goodman & Company, L.L.P

Goodman & Company, L. L. P.
Danville, Virginia April 19, 2004

Bank Building Corporation

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Current assets
Cash	$79,069	$82,790
Property – net of depreciation	33,721,682	34,381,002
Other assets	226,894	243,816

	$34,027,645	$34,707,608

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,070	$15,584
Accrued interest	208,216	216,670
Income taxes payable	135,214	141,939
Current portion of long-term debt	1,184,899	868,125
Notes payable	60,000	—

Total current liabilities	1,590,399	1,242,318

Long-term liabilities
Long-term debt - net of current portion	31,789,652	33,011,514
Deferred income taxes	80,042	90,560

Total long-term liabilities	31,869,694	33,102,074

Total liabilities	33,460,093	34,344,392

Stockholders’ equity
Common Stock, no par value, 400,000 shares authorized;
398,244 shares issued and outstanding	—	—
Retained earnings	567,552	363,216

Total stockholders’ equity	567,552	363,216

	$34,027,645	$34,707,608

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Operations and Retained Earnings

Years ended December 31,

	2003	2002	2001
Operating Revenues
Lease income	$3,919,163	$3,946,580	$3,427,608
Gain on sale of property	—	131,317	154,852
Gain on sale of investment in Waterlick	86,000	—	—
Other income	802	49,183	73,599

Total income	4,005,965	4,127,080	3,656,059

Operating Expenses
Interest	2,564,035	2,714,012	2,496,172
Depreciation	674,583	674,584	551,346
Amortization	17,046	17,134	14,116
Taxes and insurance	86,191	65,402	91,165
Repairs	168,764	153,641	142,372
Professional fees	24,375	14,297	7,419
Other	131,421	112,539	110,145

Total operating expenses	3,666,415	3,751,609	3,412,735

Income before income taxes	339,550	375,471	243,324
Income taxes	135,214	141,489	91,600

Net income	$204,336	$233,982	$151,724

Basic and diluted earnings per share	$0.51	$0.59	$0.38

Weighted average shares outstanding	398,244	398,244	398,244

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

Years Ended December 31,

	2003	2002	2001
Cash flows from operating activities
Net Income	$204,336	$233,982	$151,724
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	674,583	674,584	551,346
Amortization	17,046	17,134	14,116
Gain on sale of investment in Waterlick	(86,000)	—	—
Gain on sale of property	—	(131,317)	(154,852)
Deferred income taxes	(10,518)	(1,040)	91,600
Change in:
Other assets	(124)	23,388	(79,739)
Accounts payable	(13,514)	11,302	7
Income taxes payable	(6,725)	141,939	—
Loan origination fees payable	—	—	(66,929)
Accrued interest	(8,454)	(12,314)	87,924

Net cash from operating activities	770,630	957,658	595,197

Cash flows from investing activities
Purchase of property	(75,263)	(42,084)	(9,398,123)
Proceeds from sale of property	60,000	207,900	348,684
Proceeds from sale of investment in Waterlick	86,000	—	—

Net cash from investing activities	70,737	165,816	(9,049,439)

Cash flows from financing activities
Proceeds from long-term debt	—	—	10,424,000
Repayment of long-term debt	(905,088)	(813,244)	(548,025)
Proceeds from notes payable	60,000	—	—
Repayment of notes payable	—	(325,000)	(1,392,296)

Net cash from financing activities	(845,088)	(1,138,244)	8,483,679

Net change in cash	(3,721)	(14,770)	29,437
Cash - beginning of year	82,790	97,560	68,123

Cash - end of year	$79,069	$82,790	$97,560

Supplemental disclosures of cash flow information
Cash paid for interest	$2,572,489	$2,726,326	$2,408,248
Cash paid for income taxes	$141,939	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Equity

Years Ended December 31, 2003, 2002, and 2001

	Capital	Paid-in Capital	Retained Earnings (Deficit)	Total
Balance (deficit) - December 31, 2000	$—	$—	$(22,490)	$(22,490)
Net Income	—	—	151,724	151,724

Balance - December 31, 2001	—	—	129,234	129,234
Net Income			233,982	233,982

Balance - December 31, 2002	—	—	363,216	363,216
Net Income	—	—	204,336	204,336

Balance - December 31, 2003	$—	$—	$567,552	$567,552

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

Note 1 - ORGANIZATION AND NATURE OF BUSINESS

Bank Building Corporation (the “Corporation”) conducts its business from its office located in Martinsville, Virginia. The primary purpose of Bank Building Corporation (the Corporation) is to acquire and develop property for lease as bank offices to the Participating Banks. As of March 27, 2004, the Participating Banks consisted of Blue Ridge Bank, National Association, Floyd, Virginia; Central National Bank, Lynchburg, Virginia; Community National Bank, South Boston, Virginia; First National Bank, Rocky Mount, Virginia; First National Exchange Bank, Roanoke, Virginia; Mountain National Bank, Galax, Virginia; Patrick Henry National Bank, Bassett, Virginia; Patriot Bank, National Association, Fredericksburg, Virginia; Peoples National Bank, Danville, Virginia; and Shenandoah National Bank, Staunton, Virginia. The Corporation also acquires funds for site acquisition and development from banks that are not Participating Banks. The Corporation and its subsidiary also own and lease two shopping centers, a restaurant and an office park.

The Corporation does not have any paid employees or directors. All of its accounting, other professional services, record keeping and other operational needs will be met by other organizations on a fee-for-service basis. It is contemplated that such fees will be based on time expended plus reimbursable expenses. It is anticipated that such costs and expenses will be covered by the lease payments from the lease of the bank branches. At the present time, Bank Services of Virginia, Inc., provides these services. Bank Services also currently provides various bookkeeping and related services for the Participating Banks.

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

Other Assets

Other assets represent loan origination fees being ratably amortized over the life of the loan and are included in other assets. Accumulated amortization of loan fees amounted to $66,385 and $49,339 at December 31, 2003 and 2002, respectively.

Property

Property is stated at cost and is depreciated using the straight-line method over the estimated useful lives (40 years) of the assets.

FASB Statement No. 144 “Accounting for Impairment of Disposal of Long-Lived Assets,” requires that long-lived assets held and used by an entity be reviewed for impairment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates.

Income Taxes

Deferred taxes are provided on the asset and liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax return bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The only significant timing differences consists of loan origination fees, which are expensed, for income tax purposes, when incurred, but amortized over the life of the related loan for financial reporting purposes.

Earnings Per Share

Basic earnings per share (EPS) excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were issued, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Corporation had no common stock equivalents during the periods ended December 31, 2003, 2002, and 2001; therefore, diluted earnings per share equals basic earnings per share.

Acquisition and Classification of Real Estate Assets

Substantially all of the Corporation’s properties are acquired from the Participating Banks at carrying value. Each acquisition from the Participating Banks is evaluated under SFAS No. 98, “Accounting for Leases; Sale-Leaseback Transactions Involving Real Estate; Sales-Type Leases of Real Estate; Definition of the Lease Term; Initial Direct Costs of Direct Financing Lease,” to determine whether the transfer qualifies as an accounting sale from and leaseback to the Participating Bank. Once Management determines that sale leaseback accounting is appropriate, directly owned and leased assets are classified as real estate held and leased under the operating method, or as net investment in at the inception of a lease, for financial reporting purposes. This classification is based on several criteria, including financing leases, but not limited to, estimates of the remaining economic life of the leased assets and the calculation of the present value of future minimum rents. The classification criteria are intended to indicate whether the risks and rewards of ownership are retained by the lessor or substantially transferred to the lessee.

Dispositions and Impairment of Real Estate

Gains and losses on dispositions of real estate are recognized upon sale of the underlying project in accordance with Statement of Financial Accounting Standards No. 66, “Accounting for Sales of Real Estate.” The Corporation evaluates each real estate sale transaction to determine if it qualifies for gain recognition under the full accrual method. If the transaction does not meet the criteria for the full accrual method of profit recognition based on the Corporation’s assessment, the Corporation accounts for a sale based on an appropriate deferral method determined by the nature and extent of the buyer’s investment and the Corporation’s continuing involvement.

FASB Statement No. 144 “Accounting for Impairment of Disposal of Long-Lived Assets,” requires that long-lived assets held and used by an entity be reviewed for impairment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement also specifies criteria for reclassification and measurement for long-lived assets held for sale.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2003	2002
Land	$10,384,100	$10,368,837
Buildings	26,414,832	26,414,832

	36,798,932	36,783,669
Less – accumulated depreciation	(3,077,250)	(2,402,667)

	$33,721,682	$34,381,002

NOTE 4 – LEASES

The primary purpose of Bank Building Corporation is to acquire and develop property for lease as bank offices to a number of Participating Banks. The selection of sites and construction of the offices is performed by the Participating Banks that will lease the premises to ensure the needs of the bank are met. There are, however, no commitments on the part of any of the Participating Banks to present prospective office properties to Bank Building Corporation, nor are there any commitments on the part of Bank Building Corporation to accept any prospective office properties offered by any of the Participating Banks.

At December 31, 2003, the Corporation owned 46 offices that are leased to various Participating Banks (as disclosed in Note 8) under triple net operating leases. The leasing bank is responsible for all property taxes, insurance and maintenance costs on each leased office. The Corporation incurs both interest and depreciation expenses related to each office as well as other, minimal operating costs. In addition, the Corporation and its subsidiary own four non-bank commercial properties.

The Corporation leases substantially all of its property under non-cancellable long term operating leases. Future minimum payments, due under existing leases at December 31, 2003 were as follows:

2004	$3,506,241
2005	3,385,309
2006	3,292,888
2007	3,292,888
2008	3,292,888
Thereafter	20,056,851

$36,827,065

A number of tenants leasing the Corporation’s non-bank commercial properties have leases that expire over the next five years. Most of these have renewal options that may be exercised. If this occurs, the lease payments over the next five years will be higher than the amounts listed above.

NOTE 5 – INVESTMENT IN WATERLICK, L.L.C

The Corporation was a 50% limited partner in Waterlick, L.L.C. This partnership was dissolved in 2003 and a gain of $86,000 was recognized by the Corporation. Waterlick owned and leased certain commercial properties in Lynchburg, Virginia, that were liquidated during 2003.

NOTE 6 – DEBT

Long-term debt consists of the following at December 31:

	2003	2002
Mortgage loan secured by real estate (shopping center) and related leases. Monthly payments are $19,403, including principal and interest at 8.25%, with the final payment due in 2012	$1,380,132	$1,493,957
Mortgage loan secured by real estate (shopping center) and related leases. Monthly payments are $8,418, including principal and interest at 7.00%, with the final payment in 2011.	607,770	664,082
Mortgage loan secured by real estate (shopping center) and related leases. Monthly payments are $20,394, including principal and interest at 8.5%, with the final payment due in 2018.	2,022,447	2,099,012
Mortgage loan secured by real estate and lease for a Golden Corral restaurant. Monthly payments are $16,302, including principal and interest at 6.0%, with the final payment due in 2004.	1,494,520	1,597,103
Mortgage loan secured by real estate (office park) and related leases. Monthly payments are $17,444, including principal and interest at 7.00%, with the final payment due in 2006.	2,129,116	2,187,184
Mortgage loans secured by real estate (branch bank facilities) and related leases. Monthly payments at December 31, 2003 are $212,379, including principal and interest, with the final payments due from 2009 to 2017. Interest rates range from 5.50% to 8.75% at December 31, 2003, and are subject to adjustments at various times.	25,340,566	25,838,301

	32,974,551	33,879,639
Less current portion	(1,184,899)	(868,125)

	$32,789,652	$33,011,514

Maturities of long-term debt at December 31, 2003 are as follows:

2004	$1,184,899
2005	1,256,847
2006	3,276,893
2007	1,356,287
2008	1,447,035
Thereafter	24,452,590

$32,974,551

NOTE 7 – INCOME TAXES

The income tax expense consists of the following:

	2003	2002	2001
Current	$145,732	$142,529	$—
Deferred	(10,518)	(1,040)	91,600

	$135,214	$141,489	$91,600

Income tax expense differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:

	2003	2002	2001
Tax expense computed by applying federal statutory rates to income before income taxes	$115,447	$127,660	$82,730
State income taxes	19,767	13,829	8,870

	$135,214	$141,489	$91,600

There were no significant deferred tax assets or liabilities at December 31, 2003 or 2002.

NOTE 8 – RELATED PARTY TRANSACTIONS

The Chairman of the Board and President of the Corporation serves in a similar capacity for ten commercial banks throughout Virginia: Blue Ridge Bank, N.A., Central National Bank, Community National Bank, First National Bank, First National Exchange Bank, Mountain National Bank, Patrick Henry National Bank, Patriot Bank, N.A., Peoples National Bank, and Shenandoah National Bank.

At December 31, 2003 and 2002, the Corporation had outstanding mortgage loans with certain of these banks totaling $31,594,419 and $32,385,682, respectively. The Corporation is directly obligated on these loans, and mortgage loans are not obtained (or guaranteed) from the same affiliated bank leasing the property securing the loan. No mortgage loans were obtained from these banks in 2003; principal payments on these loans were $791,263 for 2003, $708,403 for 2002, and $450,460 for 2001. The Corporation also leases branch-banking locations to certain of these banks. Lease income received from these banks was $2,562,393 in 2003, $2,601,275 in 2002 and $2,222,122 in 2001.

At December 31, 2003, the Corporation had accrued interest to these banks of $198,728 at December 31, 2003 and $206,399 at December 31, 2002. Total interest expense paid to these banks was $2,450,179 for 2003, $2,578,436 for 2002 and $2,384,257 for 2001.

At December 31, 2003, the Corporation was the obligor on a $60,000 demand note (4.0% interest) payable to Worth Harris Carter, Jr., Chairman of the Board and President of the Corporation. The note was issued to fund operating expenses. This note was paid in March 2004. The Corporation paid $747.00 in total interest on the note over the life of the note.

NOTE 9 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Values of Financial Instruments, requires the Corporation to disclose the estimated fair values of its financial assets and liabilities. The estimated fair values were determined using the following assumptions:

Cash: The carrying value of cash approximates fair value.

Notes Payable and Long-term Debt: The fair value of long-term debt and notes payable is estimated by discounting the anticipated cash flows using estimated market rates for similar loans available in the Corporation’s market area.

	2003		2002
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets
Cash	$79,069	$79,069	$82,790	$82,790

Financial liabilities
Notes payable	60,000	60,000	—	—
Long-term debt	32,974,551	31,325,823	33,879,639	32,892,854

	$33,034,551	$31,385,823	$33,879,639	$32,892,854

NOTE 10 – COMMITMENTS AND CONTINGENCIES

On July 30, 2002, Congress passed the Sarbanes-Oxley Act. This law will potentially affect the Corporation through enhanced corporate governance and Board oversight, as well as increased timeliness of required SEC filings.

The 2003, 2002, and 2001 annual reports on Form 10-KSB and the quarterly report on Form 10-QSB on March 31, 2002 were not filed timely. The quarterly reports on Form 10-QSB for June 30, 2002, September 30, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 had not been filed as of the date of the report of the independent auditors, but management is in the process of preparing these filings. Management is unable to determine the extent of contingent monetary effects, if any, of late filing (including fines, penalties and damages) on the financial statements of the Corporation.

NOTE 11 – RECENT ACCOUNTING PRONOUNCEMENTS

The following paragraphs outline several accounting pronouncements that became effective in 2003 or will be effective in 2004. The Corporation had no transactions in 2003 that were related to these new pronouncements.

SFAS Statement No. 145

In April 2002, the Financial Accounting Standard Board (FASB) issued Statement of Financial Accounting Standard SFAS No. 145, “Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The rescission of SFAS No. 4, “Reporting Gains and Losses from Extinguishments,” and SFAS No. 64, “Extinguishments of Debt made to Satisfy Sinking Fund Requirements,” which amended SFAS No. 4 will affect income statement classification of gains and losses from extinguishments of debt. SFAS No. 4 requires that gains and losses from extinguishments of debt be classified as an extraordinary item, if material. Under SFAS No. 145, extinguishment of debt is now considered a risk management strategy by the reporting enterprise and the FASB does not believe it should be considered extraordinary under the criteria in APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” unless the debt extinguishments meets the unusual in nature and infrequency of occurrence criteria in APB Opinion No. 30. SFAS No. 145 will be effective for fiscal years beginning after May 15, 2002.

SFAS Statement No. 146

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullified Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs

Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged.

FASB Interpretation 45

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45).” FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 requires disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee. The recognition requirements of the Interpretation were effective beginning January 1, 2003, and had no impact on the 2003 financial statements.

FASB Interpretation 46

The FASB also revised FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51 (FIN 46)”. FIN 46 provides a framework for identifying variable interest entities (VIEs), and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements. As revised, FIN 46 is effective beginning in the first quarter of 2004 for all VIEs (other than what is commonly referred to as special purpose entities, VIEs of small business issuers, and VIEs of nonpublic entities). The Corporation does not currently utilize VIEs or so called special purpose entities.

FASB Statement No. 149

In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement was effective for contracts entered into or modified after June 30, 2003, and had no impact on the 2003 financial statements.

FASB Statement No.150

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, and had no impact on the 2003 financial statements.

FSP 144-1

FASB issued FASB Staff Position (FSP) 144-1, “Determination of Cost Basis for Foreclosed Assets under FASB Statement No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” and the Measurement of Cumulative Losses Previously Recognized under Paragraph 37 of FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Under FSP 144-1, the lender is required to measure the foreclosure on a long-lived asset (e.g. real estate) at fair value less cost to sell on the foreclosure date, which establishes a new cost basis such that any valuation allowance is not retained. Thereafter, the lender would follow the impairment guidance in Statement No. 144, and could not reflect any recovery in value of the property beyond the cost basis established upon foreclosure of the loan. The adoption of this standard did not have a material effect on the financial statements.