Form 10KSB, Exhibit 13
period 2004-12-31
BANK BUILDING CORP
filed 2006-05-17
CIK 907250

Exhibit 13

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Bank Building Corporation

We have audited the accompanying consolidated balance sheets of Bank Building Corporation and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank Building Corporation and Subsidiary as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Goodman & Company, L. L. P.

Goodman & Company, L. L. P.

Danville, Virginia

August 18, 2005

Bank Building Corporation

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Current assets
Cash	$—	$79,069
Accounts Receivable	158,035	—

	158,035	79,069
Property – net	32,909,935	33,721,682
Other assets	211,718	226,894

	$33,279,688	$34,027,645

Liabilities and Stockholders’ Equity
Current liabilities
Bank Overdraft	$3,778	$—
Accounts payable	1,820	2,070
Accrued interest	180,209	208,216
Income taxes payable	194,204	135,214
Current portion of long-term debt	1,369,091	1,184,899
Notes payable	—	60,000

Total current liabilities	1,749,102	1,590,399

Long-term liabilities
Long-term debt - net of current portion	30,611,480	31,789,652
Deferred income taxes	78,990	80,042

Total long-term liabilities	30,690,470	31,869,694

Total liabilities	32,439,572	33,460,093

Stockholders’ equity
Common Stock, no par value, 400,000 shares authorized; 398,244 shares issued and outstanding	—	—
Retained earnings	840,116	567,552

Total stockholders’ equity	840,116	567,552

	$33,279,688	$34,027,645

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Operations and Retained Earnings

Years ended December 31,	2004	2003	2002
Operating Revenues
Lease income	$3,906,992	$3,919,163	$3,946,580
Gain on sale of property	58,847	—	131,317
Gain on sale of investment in Waterlick	—	86,000	—
Other income	—	802	49,183

Total income	3,965,839	4,005,965	4,127,080

Operating Expenses
Interest	2,423,659	2,564,035	2,714,012
Depreciation	663,930	674,583	674,584
Amortization	16,914	17,046	17,134
Taxes and insurance	84,806	86,191	65,402
Repairs	157,347	168,764	153,641
Professional fees	31,556	24,375	14,297
Other	121,911	131,421	112,539

Total operating expenses	3,500,123	3,666,415	3,751,609

Income before income taxes	465,716	339,550	375,471

Income taxes	193,152	135,214	141,489

Net income	$272,564	$204,336	$233,982

Basic and diluted earnings per share	$0.68	$0.51	$0.59

Weighted average shares outstanding	398,244	398,244	398,244

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

Years Ended December 31,	2004	2003	2002
Cash flows from operating activities
Net Income	$272,564	$204,336	$233,982
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	663,930	674,583	674,584
Amortization	16,914	17,046	17,134
Gain on sale of investment in Waterlick	—	(86,000)	—
Gain on sale of property	(58,847)	—	(131,317)
Deferred income taxes	(1,052)	(10,518)	(1,040)

Change in:
Accounts Receivable	(158,035)	—	—
Other assets	(1,738)	(124)	23,388
Accounts payable	(250)	(13,514)	11,302
Income taxes payable	58,990	(6,725)	141,939
Accrued interest	(28,007)	(8,454)	(12,314)

Net cash from operating activities	764,469	770,630	957,658

Cash flows from investing activities
Purchase of property	(91,348)	(75,263)	(42,084)
Proceeds from sale of property	298,012	60,000	207,900
Proceeds from sale of investment in Waterlick	—	86,000	—

Net cash from investing activities	206,664	70,737	165,816

Cash flows from financing activities
Repayment of long-term debt	(993,980)	(905,088)	(813,244)
Proceeds from notes payable	—	60,000	—
Repayment of notes payable	(60,000)	—	(325,000)

Net cash from financing activities	(1,053,980)	(845,088)	(1,138,244)

Net change in cash	(82,847)	(3,721)	(14,770)
Cash at beginning of year	79,069	82,790	97,560

Cash (overdraft) at end of year	$(3,778)	$79,069	$82,790

Supplemental disclosures of cash flow information

Cash paid for interest	$2,451,668	$2,572,489	$2,726,326
Cash paid for income taxes	$145,767	$141,939	$—

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Equity

Years Ended December 31, 2004, 2003 and 2002

	Capital	Paid-in Capital	Retained Earnings	Total
Balance - December 31, 2001	$—	$—	$129,234	$129,234
Net Income	—	—	233,982	233,982

Balance - December 31, 2002	—	—	363,216	363,216
Net Income	—	—	204,336	204,336

Balance - December 31, 2003	—	—	567,552	567,552
Net Income	—	—	272,564	272,564

Balance - December 31, 2004	$—	$—	$840,116	$840,116

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

Note 1 - ORGANIZATION AND NATURE OF BUSINESS

Bank Building Corporation (the Corporation) conducts its business from its office located in Martinsville, Virginia. The primary purpose of the Corporation is to acquire and develop property for lease as bank offices to the Participating Banks. The Participating Banks consisted of Blue Ridge Bank, National Association, Floyd, Virginia; Central National Bank, Lynchburg, Virginia; Community National Bank, South Boston, Virginia; First National Bank, Rocky Mount, Virginia; First National Exchange Bank, Roanoke, Virginia; Mountain National Bank, Galax, Virginia; Patrick Henry National Bank, Bassett, Virginia; Patriot Bank, National Association, Fredericksburg, Virginia; Peoples National Bank, Danville, Virginia; and Shenandoah National Bank, Staunton, Virginia. The Corporation also acquires funds for site acquisition and development from banks that are not Participating Banks. The Corporation and its subsidiary also own and lease two shopping centers, a restaurant and an office park.

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

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Corporation considers all highly liquid investments with a purchased maturity of three months or less to be cash and cash equivalents.

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

Other Assets

Other assets represent loan origination fees being ratably amortized over the life of the loan and are included in other assets. Accumulated amortization of loan fees amounted to $83,299 and $66,385 at December 31, 2004 and 2003, respectively.

Property

Property is stated at cost and is depreciated using the straight-line method over the estimated useful lives (40 years) of the assets.

FASB Statement No. 144 “Accounting for Impairment of Disposal of Long-Lived Assets”, requires that long-lived assets held and used by an entity be reviewed for impairment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

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

Earnings Per Share

Basic earnings per share (EPS) excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were issued, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Corporation had no common stock equivalents during the periods ended December 31, 2004, 2003, and 2002; therefore, diluted earnings per share equals basic earnings per share.

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

Recent Accounting Pronouncements

The following paragraphs outline several accounting pronouncements that will become effective in 2005 or 2006.

FASB Statement 123

In December 2004, the FASB issued Statement No. 123 (revised 2004), which is a revision of Statement 123 “Accounting for Stock-Based Compensation.” This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement is effective for the Corporation as of the beginning of the first annual reporting period that begins after December 15, 2005. Management believes that the adoption of this statement will have no material impact on the Corporation’s financial condition or results of operations.

FASB Statement 153

In December 2004, the FASB issued Statement No. 153, “Exchanges of Nonmonetary Assets,” an amendment of APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” This Statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance-that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Management believes that the adoption of this statement had no material impact on the Corporation’s financial condition or results of operations.

FASB Statement 154

In May 2005, the FASB issue Statement No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This Statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balance of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings. This Statement improves financial reporting because its requirement to report voluntary changes in accounting principles via retrospective application, unless impracticable, enhances the consistency of the financial information between periods. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management believes that the adoption of this statement will have no material impact on the Corporation’s financial condition or results of operations for the foreseeable future.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2004	2003
Land	$10,308,125	$10,384,100
Buildings	26,334,780	26,414,832

	36,642,905	36,798,932
Less – accumulated depreciation	(3,732,970)	(3,077,250)

	$32,909,935	$33,721,682

NOTE 4 - LEASES

The primary purpose of the Corporation is to acquire and develop property for lease as bank offices to a number of Participating Banks. The selection of sites and construction of the offices is performed by the Participating Banks that will lease the premises to ensure the needs of the bank are met. There are, however, no commitments on the part of any of the Participating Banks to present prospective office properties to the Corporation, nor are there any commitments on the part of the Corporation to accept any prospective office properties offered by any of the Participating Banks.

At December 31, 2004, the Corporation owned 46 offices that are leased to various Participating Banks (as disclosed in Note 8) under triple net operating leases. The leasing bank is responsible for all property taxes, insurance and maintenance costs on each leased office. The Corporation incurs both interest and depreciation expenses related to each office as well as other, minimal operating costs. In addition, the Corporation and its subsidiary own four non-bank commercial properties.

The Corporation leases substantially all of its property under non-cancellable long term operating leases. Future minimum payments, due under existing leases at December 31, 2004 were as follows:

2004	$3,385,309
2005	3,292,888
2006	3,292,888
2007	3,292,888
2008	3,292,888
Thereafter	16,671,542

$33,228,403

A number of tenants leasing the Corporation’s non-bank commercial properties have leases that expire over the next five years. Most of these have renewal options that may be exercised. If this occurs, the lease payments over the next five years will be higher than the amounts listed above.

NOTE 5 – INVESTMENT IN WATERLICK, L.L.C

The Corporation was a 50% limited partner in Waterlick, L.L.C. This partnership was dissolved in 2003, and a gain of $86,000 was recognized by the Corporation. Waterlick owned and leased certain commercial properties in Lynchburg, Virginia, that were liquidated during 2004.

NOTE 6 – DEBT

Long-term debt consists of the following at December 31:

	2004	2003
Mortgage loan secured by real estate (shopping center) and related leases. Monthly payments are $19,403, including principal and interest at 8.25%, with the final payment due in 2012.	$1,256,554	$1,380,132
Mortgage loan secured by real estate (shopping center) and related leases. Monthly payments are $8,418, including principal and interest at 7.00%, with the final payment in 2011.	547,386	607,770
Mortgage loan secured by real estate (shopping center) and related leases. Monthly payments are $20,394, including principal and interest at 8.5%, with the final payment due in 2018.	1,927,495	2,022,447
Mortgage loan secured by real estate and lease for a Golden Corral restaurant. Monthly payments are $16,302, including principal and interest at 6.0%, with the final payment due in 2013.	1,385,611	1,494,520
Mortgage loan secured by real estate (office park) and related leases. Monthly payments are $17,444, including principal and interest at 7.00%, with the final payment due in 2006.	2,066,851	2,129,116
Mortgage loans secured by real estate (branch bank facilities) and related leases. Monthly payments at December 31, 2004 are $212,379, including principal and interest, with the final payments due from 2017 to 2024. Interest rates range from 5.50% to 8.75% at December 31, 2004, and are subject to adjustments at various times.	24,796,674	25,340,566

	31,980,571	32,974,551
Less current portion	(1,369,091)	(1,184,899)

	$30,611,480	$32,789,652

Maturities of long-term debt at December 31, 2004 are as follows:

2005	$1,369,091
2006	3,400,730
2007	1,492,339
2008	1,595,955
2009	1,707,580
Thereafter	22,414,876

$31,980,571

NOTE 7 - INCOME TAXES

The income tax expense consists of the following:

	2004	2003	2002
Current	$194,204	$145,732	$142,529
Deferred	(1,052)	(10,518)	(1,040)

	$193,152	$135,214	$141,489

Income tax expense differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:

	2004	2003	2002
Tax expense computed by applying federal statutory rates to income before income taxes	$160,928	$115,447	$127,660
State income taxes	32,224	19,767	13,829

	$193,152	$135,214	$141,489

There were no significant deferred tax assets or liabilities at December 31, 2004 or 2003.

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

At December 31, 2004 and 2003, the Corporation had outstanding mortgage loans with certain of these banks totaling $30,724,017 and $31,594,419, respectively. The Corporation is directly obligated on these loans, and mortgage loans are not obtained (or guaranteed) from the same affiliated bank leasing the property securing the loan. No mortgage loans were obtained from these banks in 2004; principal payments on these loans were $882,441 for 2004, $791,263 for 2003, and $708,403 for 2002. The Corporation also leases branch-banking locations to certain of these banks. Lease income received from these banks was $2,746,779 in 2004, $2,562,393 in 2003 and $2,601,275 in 2002.

At December 31, 2004, the Corporation had accrued interest to these banks of $153,403 at December 31, 2004 and $198,728 at December 31, 2003. Total interest expense paid to these banks was $2,335,801 for 2004, $2,450,179 for 2003 and $2,578,436 for 2002.

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

	2004		2003
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets
Cash	$—	$—	$79,069	$79,069

Financial liabilities
Notes payable	—	—	60,000	60,000
Long-term debt	33,579,560	31,980,571	32,974,551	31,325,823

	$33,579,560	$31,980,571	$33,034,551	$31,385,823

NOTE 10 - COMMITMENTS AND CONTINGENCIES

On July 30, 2002, Congress passed the Sarbanes-Oxley Act. This law will potentially affect the Corporation through enhanced corporate governance and Board oversight, as well as increased timeliness of required SEC filings.

The 2004, 2003, 2002 and 2000 annual reports on Form 10-KSB and the quarterly reports on Form 10-QSB for March 31, 2001, June 30, 2001, March 31, 2004, June 30, 2004 and September 30, 2004 were not filed until the second quarter of 2006. Management is unable to determine the extent of contingent monetary effects, if any, of late filing (including fines, penalties and damages) on the financial statements of the Corporation.

NOTE 11 - NEW ACCOUNTING PRONOUNCEMENTS

The following paragraphs outline several accounting pronouncements that became effective in 2003 and 2004. The Corporation had no transactions in 2003 or 2004 that were related to these new pronouncements.

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

FASB Interpretation 45

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45).” FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 requires disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee. The recognition requirements of the Interpretation were effective beginning January 1, 2003, and had no impact on the 2004 or 2003 financial statements.

FASB Interpretation 46R

The FASB also revised FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities and Interpretation of ARB No. 51 (FIN 46R).” FIN 46 provides a framework for identifying variable interest entities (VIEs), and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated finanacial statements. As revised, FIN 46R is effective no later than end of first reporting period that ends after December 15, 2004 for all VIEs (other than what is commonly referred to as special purpose entities, VIEs of small business issuers, and VIEs of nonpublic entities). The Corporation does not currently utilize VIEs or so called special purpose entities. Therefore, the adoption of this interpretation had no effect on its consolidated financial position as of December 31, 2004.

FASB STATEMENT 149

In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement was effective for contracts entered into or modified after June 30, 2003, and had no impact on the 2004 or 2003 financial statements.

FASB STATEMENT 150

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of the Statement as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, and had no impact on the 2004 or 2003 financial statements.

FASB STAFF POSITION 144-1

FASB issued FASB Staff Position (FSP) 144-1, “Determination of Cost Basis for Foreclosed Assets under FASB Statement No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” and the Measurement of Cumulative Losses Previously Recognized under Paragraph 37 of FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Under FSP 144-1, the lender is required to measure the foreclosure on a long-lived asset (e.g. real estate) at fair value less cost to sell on foreclosure date, which establishes a new cost basis such that any valuation allowance is not retained. Thereafter, the lender would follow the impairment guidance in Statement No. 144, and could not reflect any recovery in value of the property beyond the cost basis established upon foreclosure of the loan. The adoption of this standard did not have a material effect on the financial statements for 2004 or 2003.