Form 10KSB, Exhibit 13
period 2005-12-31
BANK BUILDING CORP
filed 2006-08-14
CIK 907250

Exhibit 13

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Bank Building Corporation

We have audited the accompanying consolidated balance sheets of Bank Building Corporation and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank Building Corporation and Subsidiary as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Goodman & Company, L. L. P.

Goodman & Company, L. L. P.
Danville, Virginia
May 19, 2006

Bank Building Corporation

Consolidated Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Current assets
Cash	$110,119	$—
Accounts receivable	—	158,035

	110,119	158,035

Property – net	32,266,395	32,909,935

Other assets	194,709	211,718

	$32,571,223	$33,279,688

Liabilities and Stockholders’ Equity
Current liabilities
Bank overdraft	$—	$3,778
Accounts payable	58,048	1,820
Accrued interest	195,492	180,209
Income taxes payable	184,839	194,204
Current portion of long-term debt	3,373,848	1,369,091
Notes payable	25,000	—

Total current liabilities	3,837,227	1,749,102

Long-term liabilities
Long-term debt - net of current portion	27,505,964	30,611,480
Deferred income taxes	66,313	78,990

Total long-term liabilities	27,572,277	30,690,470

Total liabilities	31,409,504	32,439,572

Stockholders’ equity
Common Stock, no par value, 400,000 shares authorized;
398,244 shares issued and outstanding	—	—
Retained earnings	1,161,719	840,116

Total stockholders’ equity	1,161,719	840,116

	$32,571,223	$33,279,688

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Operations and Retained Earnings

Years ended December 31,	2005	2004	2003
Operating Revenues
Lease income	$3,813,319	$3,906,992	$3,919,163
Gain on sale of property	46,494	58,847	—
Gain on sale of investment in Waterlick	—	—	86,000
Other income	17	—	802

Total income	3,859,830	3,965,839	4,005,965

Operating Expenses
Interest	2,253,235	2,423,659	2,564,035
Depreciation	672,690	663,930	674,583
Amortization	16,914	16,914	17,046
Taxes and insurance	85,828	84,806	86,191
Repairs	136,332	157,347	168,764
Professional fees	71,594	31,556	24,375
Other	111,691	121,911	131,421

Total operating expenses	3,348,284	3,500,123	3,666,415

Income before income taxes	511,546	465,716	339,550
Income taxes	189,943	193,152	135,214

Net income	$321,603	$272,564	$204,336

Basic and diluted earnings per share	$0.81	$0.68	$0.51

Weighted average shares outstanding	398,244	398,244	398,244

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

Years Ended December 31,	2005	2004	2003
Cash flows from operating activities
Net income	$321,603	$272,564	$204,336
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	672,690	663,930	674,583
Amortization	16,914	16,914	17,046
Gain on sale of investment in Waterlick	—	—	(86,000)
Gain on sale of property	(46,494)	(58,847)	—
Deferred income taxes	(12,667)	(1,052)	(10,518)

Change in:
Accounts Receivable	158,035	(158,035)	—
Other assets	95	(1,738)	(124)
Accounts payable	56,228	(250)	(13,514)
Income taxes payable	(9,365)	58,990	(6,725)
Accrued interest	15,284	(28,007)	(8,454)

Net cash from operating activities	1,172,323	764,469	770,630

Cash flows from investing activities
Purchase of property	(207,358)	(91,348)	(75,263)
Proceeds from sale of property	224,692	298,012	60,000
Proceeds from sale of investment in Waterlick	—	—	86,000

Net cash from investing activities	17,334	206,664	70,737

Cash flows from financing activities
Repayment of long-term debt	(1,100,760)	(993,980)	(905,088)
Proceeds from notes payable	25,000	—	60,000
Repayment of notes payable	—	(60,000)	—

Net cash from financing activities	(1,075,760)	(1,053,980)	(845,088)

Net change in cash	113,897	(82,847)	(3,721)
Cash at beginning of year	(3,778)	79,069	82,790

Cash (overdraft) at end of year	$110,119	$(3,778)	$79,069

Supplemental disclosures of cash flow information

Cash paid for interest	$2,237,952	$2,451,668	$2,572,489
Cash paid for income taxes	$207,550	$145,767	$141,939

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Equity

Years Ended December 31, 2005, 2004 and 2003

	Capital	Paid-in Capital	Retained Earnings	Total
Balance - December 31, 2002	$—	$—	$363,216	$363,216
Net Income	—	—	204,336	204,336

Balance - December 31, 2003	—	—	567,552	567,552
Net Income	—	—	272,564	272,564

Balance - December 31, 2004	$—	$—	$840,116	$840,116
Net Income	—	—	321,603	321,603

Balance - December 31, 2005	$—	$—	$1,161,719	$1,161,719

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2005, 2004, and 2003

Note 1 - ORGANIZATION AND NATURE OF BUSINESS

Bank Building Corporation (the Corporation) conducts its business from its office located in Martinsville, Virginia. The principal business activity of the Corporation is to acquire and develop property for lease as bank offices to the Participating Banks. The Participating Banks consisted of Blue Ridge Bank, National Association, Floyd, Virginia; Central National Bank, Lynchburg, Virginia; Community National Bank, South Boston, Virginia; First National Bank, Rocky Mount, Virginia; First National Exchange Bank, Roanoke, Virginia; Mountain National Bank, Galax, Virginia; Patrick Henry National Bank, Bassett, Virginia; Patriot Bank, National Association, Fredericksburg, Virginia; Peoples National Bank, Danville, Virginia; and Shenandoah National Bank, Staunton, Virginia. The Corporation also acquires funds for site acquisition and development from banks that are not Participating Banks. The Corporation and its subsidiary Blackstone Properties, LLC (Blackstone) also own and lease two shopping centers, a restaurant and an office park.

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

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

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

Other Assets

Other assets represent loan origination fees being ratably amortized over the life of the loan and are included in other assets. Accumulated amortization of loan fees amounted to $100,319 and $83,299 at December 31, 2005 and 2004, respectively.

Property

Property is stated at cost and is depreciated using the straight-line method over the estimated useful lives (40 years) of the assets.

In accordance with FASB Statement No. 144 “Accounting for Impairment of Disposal of Long-Lived Assets”, requires that long-lived assets, the Corporation reviews long-lived assets held and used by it for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

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

Earnings Per Share

Basic earnings per share (EPS) excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were issued, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Corporation had no common stock equivalents during the periods ended December 31, 2005, 2004, and 2003; therefore, diluted earnings per share equals basic earnings per share.

Acquisition and Classification of Real Estate Assets

Substantially all of the Corporation’s properties are acquired from the Participating Banks at carrying value. Each acquisition from the Participating Banks is evaluated under SFAS No. 98, “Accounting for Leases; Sale-Leaseback Transactions Involving Real Estate; Sales-Type Leases of Real Estate; Definition of the Lease Term; Initial Direct Costs of Direct Financing Lease,” to determine whether the transfer qualifies as an accounting sale from and leaseback to the Participating Bank. Once management determines that sale leaseback accounting is appropriate, directly owned and leased assets are classified as real estate held and leased under the operating method, or as net investment in at the inception of a lease, for financial reporting purposes. This classification is based on several criteria, including, but not limited to, estimates of the remaining economic life of the leased assets and the calculation of the present value of future minimum rents. The classification criteria are intended to indicate whether the risks and rewards of ownership are retained by the lessor or substantially transferred to the lessee. As management has determined that the criteria for classification as an operating lease are met, and that the Corporation retains the risks and rewards of ownership, all of the Corporation’s leases are currently classified as operating leases.

Dispositions and Impairment of Real Estate

Gains and losses on dispositions of real estate are recognized upon sale of the underlying project in accordance with Statement of Financial Accounting Standards No. 66, “Accounting for Sales of Real Estate.” The Corporation evaluates each real estate sale transaction to determine if it qualifies for gain recognition under the full accrual method. If the transaction does not meet the criteria for the full accrual method of profit recognition based on the Corporation’s assessment, the Corporation accounts for a sale based on an appropriate deferral method determined by the nature and extent of the buyer’s investment and the Corporation’s continuing involvement. All of the Corporation’s sales are recorded under the full accrual method.

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

Recent Accounting Pronouncements

The following paragraphs outline several accounting pronouncements that will become effective in 2006 or 2007.

FASB Statement 123

In December 2004, the FASB issued Statement No. 123 (revised 2004), which is a revision of Statement 123 “Accounting for Stock-Based Compensation.” This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for good or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement is effective for the Corporation as of the beginning of the first annual reporting period that begins after December 15, 2005. Management believes that the adoption of this statement will have no material impact on the Corporation’s financial condition or results of operations for the foreseeable future.

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

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2005	2004
Land	$10,130,519	$10,308,125
Buildings	26,541,536	26,334,780

	36,672,055	36,642,905
Less – accumulated depreciation	(4,405,660)	(3,732,970)

	$32,266,395	$32,909,935

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

At December 31, 2005, the Corporation owned 46 offices that are leased to various Participating Banks (as disclosed in Note 8) under triple net operating leases. The leasing bank is responsible for all property taxes, insurance and maintenance costs on each leased office. The Corporation incurs both interest and depreciation expense related to each office as well as other, minimal operating costs. In addition, the Corporation and its subsidiary own several non-bank commercial properties.

The Corporation leases substantially all of its property under noncancellable long term operating leases. Future minimum payments, due under existing leases were as follows at December 31, 2005:

2006	$3,716,304
2007	3,771,102
2008	3,774,765
2009	3,778,464
2010	3,782,201
Thereafter	18,145,142

$36,967,978

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

NOTE 6 – DEBT

Long-term debt consists of the following at December 31:

	2005	2004
Mortgage loan secured by real estate (shopping center) and related leases. Monthly payments are $19,403, including principal and interest at 8.25%, with the final payment due in 2012.	$1,122,386	$1,256,554

Mortgage loan secured by real estate (shopping center) and related leases. Monthly payments are $8,418, including principal and interest at 7.00%, with the final payment in 2011.	482,638	547,386

Mortgage loan secured by real estate (shopping center) and related leases. Monthly payments are $20,394, including principal and interest at 8.5%, with the final payment due in 2018.	1,830,305	1,927,495

Mortgage loan secured by real estate and lease for a Golden Corral restaurant. Monthly payments are $16,302, including principal and interest at 6.0%, with the final payment due in 2013.	1,269,984	1,385,611

Mortgage loan secured by real estate (office park) and related leases. Monthly payments are $17,444, including principal and interest at 7.00%, with the final payment due in 2006.	2,000,085	2,066,851

Mortgage loans secured by real estate (branch bank facilities) and related leases. Monthly payments at December 31, 2005 are $212,379, including principal and interest, with the final payments due from 2017 to 2024. Interest rates range from 5.50% to 8.75% at December 31, 2005, and are subject to adjustments at various times.	24,174,414	24,796,674

	30,879,812	31,980,571
Less current portion	(3,373,848)	(1,369,091)

	$27,505,964	$30,611,480

Maturities of long-term debt at December 31, 2005 are as follows:

2006	$3,373,848
2007	1,481,694
2008	1,598,220
2009	1,724,029
2010	1,701,991
Thereafter	21,000,030

$30,979,812

At December 31, 2005, the Corporation had an unsecured demand note of $25,000 (6% interest) payable to Worth Harris Carter, Jr., Chairman of the Board and President of the Corporation, as further described in Note 8.

NOTE 7 - INCOME TAXES

The income tax expense consists of the following:

	2005	2004	2003
Current	$202,620	$194,204	$145,732
Deferred	(12,677)	(1,052)	(10,518)

	$189,943	$193,152	$135,214

Income tax expense differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:

	2005	2004	2003
Tax expense computed by applying federal statutory rates to income before income taxes	$159,277	$160,928	$115,447
State income taxes	30,666	32,224	19,767

	$189,943	$193,152	$135,214

There were no significant deferred tax assets or liabilities at December 31, 2005 or 2004.

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

At December 31, 2005 and 2004, the Corporation had outstanding mortgage loans with certain of these banks totaling $29,757,426 and $30,724,017, respectively. The Corporation is directly obligated on these loans, and mortgage loans are not obtained (or guaranteed) from the same affiliated bank leasing the property securing the loan. No mortgage loans were obtained from these banks in 2005; principal payments on these loans were $985,132 for 2005, $882,441 for 2004, and $791,263 for 2003. The Corporation also leases branch-banking locations to certain of these banks. Lease income received from these banks was $2,641,855 in 2005, $2,746,779 in 2004 and $2,562,393 in 2003.

At December 31, 2005, the Corporation had accrued interest to these banks of $187,773 at December 31, 2005 and $153,403 at December 31, 2004. Total interest expense paid to these banks was $2,139,285 for 2005, $2,335,801 for 2004 and $2,450,179 for 2003.

At December 31, 2005, the Corporation was the obligor on a $25,000 demand note (6.0% interest) payable to Worth Harris Carter, Jr., Chairman of the Board and President of the Corporation. The note was issued on December 19, 2005.

NOTE 9 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Values of Financial Instruments, requires the Corporation to disclose the estimated fair values of its financial assets and liabilities. The estimated fair values were determined using the following assumptions:

Cash: The carrying value of cash approximates fair value.

Note Payable: The carrying value of the note payable approximates fair value.

Long-term Debt: The fair value of long-term debt is estimated by discounting the anticipated cash flows using estimated market rates for similar loans available in the Corporation’s market area.

	2005		2004
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets
Cash	$110,119	$110,119	$—	$—

Financial liabilities
Note payable	$25,000	25,000	—	—
Long-term debt	30,879,812	31,584,017	33,579,560	31,980,571

	$30,904,812	$31,609,017	$33,579,560	$31,980,571

NOTE 10 - COMMITMENTS AND CONTINGENCIES

On July 30, 2002, Congress passed the Sarbanes-Oxley Act. This law affected the Corporation through enhanced corporate governance and Board oversight, as well as increased timeliness of required SEC filings.

The 2005 annual report on Form 10-KSB was filed in the third quarter of 2006 and the 2004, 2003 and 2002 annual reports on Form 10-KSB and the quarterly reports on Form 10-QSB for the quarters ended March 31, 2001, June 30, 2001, March 31, 2004, June 30, 2004, September 30, 2004, March 31, 2005, June 30, 2005, and September 30, 2005 were filed in the second quarter of 2006. Management is unable to determine the extent of contingent monetary effects, if any, of late filing (including fines, penalties and damages) on the financial statements of the Corporation.

NOTE 11 - NEW ACCOUNTING PRONOUNCEMENTS

The following paragraphs outline several accounting pronouncements that became effective in 2003 and 2004. The Corporation had no transactions in 2003, 2004 or 2005 that were related to these new pronouncements.

SFAS Statement No. 145

In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard SFAS No. 145, “Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The rescission of SFAS No. 4, “Reporting Gains and Losses from Extinguishments,” and SFAS No. 64, “Extinguishments of Debt made to Satisfy Sinking Fund Requirements,” which amended SFAS No. 4 will affect income statement classification of gains and losses from extinguishments of debt. SFAS No. 4 requires that gains and losses from extinguishments of debt be classified as an extraordinary item, if material. Under SFAS No. 145, extinguishment of debt is now considered a risk management strategy by the reporting enterprise and the FASB does not believe it should be considered extraordinary under the criteria in APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” unless the debt extinguishments meets the unusual in nature and infrequency of occurrence criteria in APB Opinion No. 30. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002.

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

FASB Interpretation 45

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45).” FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 requires disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee. The recognition requirements of the Interpretation were effective beginning January 1, 2003.

FIN 46R

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

FASB STATEMENT 149

In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement was effective for contracts entered into or modified after June 30, 2003.

FASB STATEMENT 150

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of the Statement as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.

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