Form 10KSB, Exhibit 13
period 2006-12-31
BANK BUILDING CORP
filed 2007-03-30
CIK 907250

Exhibit 13

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Bank Building Corporation

We have audited the accompanying consolidated balance sheets of Bank Building Corporation and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank Building Corporation and Subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Goodman & Company, L. L. P.

Goodman & Company, L. L. P.
Danville, Virginia
March 27, 2007

Bank Building Corporation

Consolidated Balance Sheets

December 31, 2006 and 2005

	2006	2005
Assets
Current assets
Cash	$88,277	$110,119
Accounts receivable	54,242	—

Total current assets	142,519	110,119
Property – net	31,656,245	32,266,395

Other assets	179,806	194,709

	$31,978,570	$32,571,223

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	1,820	58,048
Accrued interest	196,452	195,492
Income taxes payable	—	184,839
Current portion of long-term debt	1,619,268	3,373,848
Notes payable	565,000	25,000

Total current liabilities	2,382,540	3,837,227

Long-term liabilities
Long-term debt - net of current portion	28,146,414	27,505,964
Deferred income taxes	62,445	66,313

Total long-term liabilities	28,208,859	27,572,277

Total liabilities	30,591,399	31,409,504

Stockholders’ equity
Common Stock, no par value, 400,000 shares authorized; 398,244 shares issued and outstanding	—	—
Retained earnings	1,387,171	1,161,719

Total stockholders’ equity	1,387,171	1,161,719

	$31,978,570	$32,571,223

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Income

Years ended December 31,	2006	2005	2004
Operating Revenues
Lease income	$3,909,676	$3,813,319	$3,906,992
Gain on sale of property	—	46,494	58,847
Other income	11,427	17	—

Total income	3,921,103	3,859,830	3,965,839

Operating Expenses
Interest	2,372,893	2,253,235	2,423,659
Depreciation	667,713	672,690	663,930
Amortization	16,914	16,914	16,914
Taxes and insurance	92,066	85,828	84,806
Repairs	124,590	136,332	157,347
Professional fees	104,559	71,594	31,556
Other	170,426	111,691	121,911

Total operating expenses	3,549,161	3,348,284	3,500,123

Income before income taxes	371,942	511,546	465,716

Income taxes	146,490	189,943	193,152

Net income	$225,452	$321,603	$272,564

Basic and diluted earnings per share	$0.57	$0.81	$0.68

Weighted average shares outstanding	398,244	398,244	398,244

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

Years Ended December 31,	2006	2005	2004
Cash flows from operating activities
Net income	$225,452	$321,603	$272,564
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	667,713	672,690	663,930
Amortization	16,914	16,914	16,914
Gain on sale of property	—	(46,494)	(58,847)
Deferred income taxes	(3,868)	(12,667)	(1,052)
Change in:
Accounts receivable	—	158,035	(158,035)
Income taxes receivable	(54,242)	—	—
Other assets	(2,011)	95	(1,738)
Accounts payable	(56,228)	56,228	(250)
Income taxes payable	(184,839)	(9,365)	58,990
Accrued interest	960	15,284	(28,007)

Net cash from operating activities	609,851	1,172,323	764,469

Cash flows from investing activities
Purchase of property	(57,563)	(207,358)	(91,348)
Proceeds from sale of property	—	224,692	298,012

Net cash from investing activities	(57,563)	17,334	206,664

Cash flows from financing activities
Repayment of long-term debt	(1,114,130)	(1,100,760)	(993,980)
Proceeds from notes payable	940,000	25,000	—
Repayment of notes payable	(400,000)	—	(60,000)

Net cash from financing activities	(574,130)	(1,075,760)	(1,053,980)

Net change in cash	(21,842)	113,897	(82,847)
Cash at beginning of year	110,119	(3,778)	79,069

Cash (overdraft) at end of year	$88,277	$110,119	$(3,778)

Supplemental disclosures of cash flow information

Cash Paid for interest	$2,371,933	$2,237,952	$2,451,668
Cash paid for income taxes	$389,439	$207,550	$145,767

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Equity

Years Ended December 31, 2006, 2005 and 2004

	Capital	Paid-in Capital	Retained Earnings	Total
Balance - December 31, 2003	$—	$—	$567,552	$567,552
Net Income	—	—	272,564	272,564

Balance - December 31, 2004	—	—	840,116	840,116
Net Income	—	—	321,603	321,603

Balance - December 31, 2005	$—	$—	$1,161,719	$1,161,719
Net Income	—	—	225,452	225,452

Balance - December 31, 2006	$—	$—	$1,387,171	$1,387,171

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2006, 2005, and 2004

Note 1 - ORGANIZATION AND NATURE OF BUSINESS

Bank Building Corporation (the Corporation) conducts its business from its office located in Martinsville, Virginia. The principal business activity of the Corporation is to acquire and develop property for lease as bank offices to Carter Bank & Trust. Carter Bank & Trust consists of ten banks that merged December 29, 2006. These banks were Blue Ridge Bank, National Association, Floyd, Virginia; Central National Bank, Lynchburg, Virginia; Community National Bank, South Boston, Virginia; First National Bank, Rocky Mount, Virginia; First National Exchange Bank, Roanoke, Virginia; Mountain National Bank, Galax, Virginia; Patrick Henry National Bank, Bassett, Virginia; Patriot Bank, National Association, Fredericksburg, Virginia; Peoples National Bank, Danville, Virginia; and Shenandoah National Bank, Staunton, Virginia. The Corporation also acquires funds for site acquisition and development from banks other than Carter Bank & Trust. The Corporation and its subsidiary Blackstone Properties, LLC (Blackstone) also own and lease two shopping centers, a restaurant and an office park.

The Corporation does not have any paid employees or directors. All of its accounting, other professional services, record keeping and other operational needs will be met by other organizations on a fee-for-service basis. It is contemplated that such fees will be based on time expended plus reimbursable expenses. It is anticipated that such costs and expenses will be covered by the lease payments from the lease of the bank branches. At the present time, Bank Services of Virginia, Inc. provides these services. Bank Services also currently provides various bookkeeping and related services for Carter Bank & Trust.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

All intercompany transactions between the Corporation and Blackstone have been eliminated in these consolidated financial statements.

Cash and Cash Equivalents

The Corporation considers all highly liquid investments with a purchased maturity of three months or less to be cash and cash equivalents.

Leases and Other Income

The Corporation leases its properties under noncancellable operating leases. Lease income is recognized ratably over the lease term. Other income represents fees charged to tenants for maintenance, insurance, and taxes as incurred.

Accounts Receivable and Bad Debts

Receivables are charged to bad debt expense when they are determined to be uncollectible, based upon a periodic review of the accounts by management.

Other Assets

Other assets represent loan origination fees being ratably amortized over the life of the loan and are included in other assets. Accumulated amortization of loan fees amounted to $117,233 and $100,319 at December 31, 2006 and 2005, respectively.

Property

Property is stated at cost and is depreciated using the straight-line method over the estimated useful lives (40 years) of the assets.

In accordance with FASB Statement No. 144 “Accounting for Impairment of Disposal of Long-Lived Assets” the Corporation reviews long-lived assets held and used by it for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

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

Earnings Per Share

Basic earnings per share (EPS) excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were issued, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Corporation had no common stock equivalents during the periods ended December 31, 2006, 2005, and 2004; therefore, diluted earnings per share equals basic earnings per share.

Acquisition and Classification of Real Estate Assets

The majority (80%) of the Corporation’s properties are acquired from Carter Bank & Trust at carrying value. Each acquisition from Carter Bank & Trust is evaluated under SFAS No. 98, “Accounting for Leases; Sale-Leaseback Transactions Involving Real Estate; Sales-Type Leases of Real Estate; Definition of the Lease Term; Initial Direct Costs of Direct Financing Lease,” to determine whether the transfer qualifies as an accounting sale from and leaseback to the Participating Bank. Once Management determines that sale leaseback accounting is appropriate, directly owned and leased assets are classified as real estate held and leased under the operating method, or as net investment in at the inception of a lease, for financial reporting purposes. This classification is based on several criteria, including, but not limited to, estimates of the remaining economic life of the leased assets and the calculation of the present value of future minimum rents. The classification criteria are intended to indicate whether the risks and rewards of ownership are retained by the lessor or substantially transferred to the lessee. As Management has determined that the criteria for classification as an operating lease are met, and that the Corporation retains the risks and rewards of ownership, all of the Corporation’s leases are currently classified as operating leases.

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

Recent Accounting Pronouncements

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This Statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balance of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings. This Statement improves financial reporting because its requirement to report voluntary changes in accounting principles via retrospective application, unless impracticable, enhances the consistency of the financial information between periods. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Adoption of this statement had no material impact on the Corporation’s financial condition or results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140.” This statement amends Statements No. 133 and 140 by: permitting fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation; clarifying which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133; establishing a requirement to evaluate interests in securitized financial assets to identify interest that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifying that concentrations of credit risk in the form of subordination are not embedded derivatives; and amending Statement No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The statement is effective for fiscal years beginning after September 15, 2006. The adoption of this standard is not anticipated to have a material impact on financial condition, result of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109,” which provides guidance on the measurement, recognition, and disclosure of tax positions taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, and disclosure, FIN 48 prescribes that a tax position should only be recognized if it is more-likely-than-not that the position will be sustained upon examination by the appropriate taxing authority. A tax position that meets this threshold is measured as the largest amount of benefit that is more-likely-than-not (greater than 50 percent) realized upon ultimate settlement. The cumulative effect of applying FIN 48 is to be reported as an adjustment to the beginning balance of retained earnings in the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Corporation is assessing the impact, if any, that adoption may have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. While the Statement applies under other accounting prouncements that require or permit fair value measurements, it does not require any new fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In addition, the Statement establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Lastly, SFAS No. 157 requires additional disclosures for each interim and annual period separately for each major category of assets and liabilities. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Managements does not expect the adoption of this Statement to have a material impact on the Corporation’s financial statements.

In September 2006, the Securities and Exchange Commission (the “SEC”) released Staff Accounting Bulletin No. 108 (“SAB 108”), which provides detail in the quantification and correction of financial statement misstatements. SAB 108 specifies that companies should apply a combination of the “rollover” and “iron curtain” methodologies when making determinations of materiality. The rollover method quantifies a misstatement based on the amount of the error originating in the current year income statement. The iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, regardless of the year (s) of origination. SAB 108 instructs companies to quantify the misstatement under both methodologies and if either method results in the determination of a material error, then the company must adjust its financial statements to correct the error. SAB 108 also reminds preparers that a change from an accounting principle that is not generally accepted to a principle that is generally accepted is a correction of an error. The Bulletin is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. Management does not expect the adoption of this Bulletin to have a material impact on the Corporation’s consolidated financial statements.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2006	2005
Land	$10,133,050	$10,130,519
Buildings	26,596,568	26,541,536

	36,729,618	36,672,055
Less – accumulated depreciation	(5,073,373)	(4,405,660)

	$31,656,245	$32,266,395

NOTE 4 - LEASES

The primary purpose of the Corporation is to acquire and develop property for lease as bank offices to Carter Bank & Trust. The selection of sites and construction of the offices is performed by Carter Bank & Trust to ensure the needs of the Bank are met. There are, however, no commitments on the part of Carter Bank & Trust to present prospective office properties to the Corporation, nor are there any commitments on the part of the Corporation to accept any prospective office properties offered by Carter Bank & Trust.

At December 31, 2006, the Corporation owned 46 offices that are leased to Carter Bank and Trust under triple net operating leases. The Bank is responsible for all property taxes, insurance and maintenance costs on each leased office. The Corporation incurs both interest and depreciation expense related to each office as well as other, minimal operating costs. In addition, the Corporation and its subsidiary own several non-bank commercial properties.

The Corporation leases substantially all of its property under noncancellable long-term operating leases. Future minimum payments due under existing leases were as follows at December 31, 2006:

2007	3,716,304
2008	3,771,102
2009	3,774,765
2010	3,778,464
2011	3,782,201
Thereafter	14,428,838

$33,251,674

A number of tenants leasing the Corporation’s non-bank commercial properties have leases that expire over the next five years. Most of these have renewal options that may be exercised. If this occurs, the lease payments over the next five years will be higher than the amounts listed above.

NOTE 5 - LONG-TERM DEBT

Long-term debt consists of the following at December 31:

	2006	2005
Mortgage loan secured by real estate (shopping center) and related leases. Monthly payments are $19,403, including principal and interest at 8.25%, with the final payment due in 2012.	$976,720	$1,122,386

Mortgage loan secured by real estate (shopping center) and related leases. Monthly payments are $8,418, including principal and interest at 7.00%, with the final payment in 2011.	413,209	482,638

Mortgage loan secured by real estate (shopping center) and related leases. Monthly payments are $18,175, including principal and interest at 8.38%, with the final payment due in 2018.	1,738,602	1,830,305

Mortgage loan secured by real estate and lease for a Golden Corral restaurant. Monthly payments are $16,302, including principal and interest at 6.0%, with the final payment due in 2013.	1,147,225	1,269,984

Mortgage loan secured by real estate (office park) and related leases. Monthly payments are $17,444, including principal and interest at 7.00%, with the final payment due in 2021.	1,928,492	2,000,085

Mortgage loans secured by real estate (branch bank facilities) and related leases. Monthly payments at December 31, 2006 are $212,379, including principal and interest, with the final payments due from 2017 to 2024. Interest rates range from 6.00% to 8.75% at December 31, 2006, and are subject to adjustments at various times.	23,561,434	24,174,414

	29,765,682	30,879,812
Less current portion	(1,619,268)	(3,373,848)

	$28,146,414	$27,505,964

Maturities of long-term debt at December 31, 2006 are as follows:

2007	1,619,268
2008	1,752,639
2009	1,897,122
2010	2,053,651
2011	2,197,465
Thereafter	20,245,537

$29,765,682

NOTE 6 - INCOME TAXES

The income tax expense consists of the following:

	2006	2005	2004
Current	$150,358	$202,620	$194,204
Deferred	(3,868)	(12,677)	(1,052)

	$146,490	$189,943	$193,152

Income tax expense differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:

	2006	2005	2004
Tax expense computed by applying federal statutory rates to income before income taxes	$125,504	$159,277	$160,928
State income taxes	21,436	30,666	32,224

	$146,940	$189,943	$193,152

There were no significant deferred tax assets or liabilities at December 31, 2006 or 2005.

NOTE 7 - RELATED PARTY TRANSACTIONS

The Chairman of the Board and President of the Corporation serves in a similar capacity for Carter Bank & Trust.

At December 31, 2006 and 2005, the Corporation had outstanding mortgage loans with the Banks totaling $28,788,961 and $29,757,426, respectively. The largest aggregate amount outstanding under mortgage loans with the Bank for 2006 and 2005 was $29,757,426 and $30,724,017, respectively. The Corporation is directly obligated on these loans. No mortgage loans were obtained from the Bank in 2006; principal payments on these loans were $968,464 for 2006, and $985,132 for 2005. The Corporation also leases branch-banking locations to the Bank. Lease income received from the Bank was $2,761,592 in 2006, and $2,641,855 in 2005.

At December 31, 2006, the Corporation had accrued interest to the Bank of $196,452 and $187,773 at December 31, 2005. Total interest expense paid to the Bank was $2,275,686 for 2006, and $2,139,285 for 2005.

Information regarding the interest rates payable on these mortgage loans is contained under the caption “Properties” in Item 6 hereof and such information is incorporated herein by reference.

At December 31, 2006, the Corporation had a demand note payable to Carter Bank & Trust for $475,000 at 8% interest entered into on December 29, 2006 and a note for $90,000 payable to the Mortgage Company of Virginia’s non-qualified plan for the benefit of the President at 8% entered into on November 29, 2006. Interest paid on these loans for the year ended December 31, 2006 amounted to $839. The Corporation had a demand note payable to the President at December 31, 2005 of $25,000 at 6% interest entered into on December 19, 2005 paid in full on September 15, 2006 and a demand note payable entered into on September 15, 2006 for $300,000 at 8% interest paid in full on December 28, 2006. Interest on the two notes paid in full during 2006 was $8,014. The Corporation entered into a demand note payable to Patrick Henry National Bank (merged into Carter Bank & Trust-see Note 1) on September 29, 2006 for $75,000 at 8% interest paid in full on November 17, 2006. The interest paid on this note for the year ended December 31, 2006 was $1,183. These funds were used for operations.

NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Values of Financial Instruments, requires the Corporation to disclose the estimated fair values of its financial assets and liabilities. The estimated fair values were determined using the following assumptions:

Cash: The carrying value of cash approximates fair value.

Notes Payable: The carrying value of the notes payable approximates fair value.

Long-term Debt: The fair value of long-term debt is estimated by discounting the anticipated cash flows using estimated market rates for similar loans available in the Corporation’s market area.

	2006		2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets
Cash	$88,277	$88,277	$$110,119	$110,119

Financial liabilities
Notes payable	$565,000	$565,000	$25,000	$25,000
Long-term debt	29,765,682	28,969,100	30,879,812	31,584,017

	$30,330,682	$29,534,100	$30,904,812	$31,609,017